Exhibit 10.1

LETTER OF INTENT

US Gold Corporation
99 George St. 3rd Floor
Toronto, ON M5R 3P6

June 2, 2011

Via U.S. Mail & Email

Select Resources Corporation, Inc.
Attn: Maston Cunningham, President and CEO
4550 California Avenue, Suite 600
Bakersfield, CA 93309

Re:       Richardson Project, Richardson Mining District, Alaska

Mr. Cunningham:

In accordance with the terms set forth in this letter of intent (this “Letter of Intent”), US Gold Corporation (“US Gold”) and Select Resources Corporation, Inc. a wholly-owned subsidiary of Tri-Valley Corporation (“Select”) have agreed to enter into a definitive agreement (the “Definitive Agreement”) in connection with Select’s possession of certain mineral claims on unimproved land known as the Richardson Project located in the Richardson Mining District, Alaska, approximately 115 kilometers southeast of Fairbanks and owned by the State of Alaska, as more fully described herein (the “Property”).

The purpose of this Letter of Intent is to express and memorialize the parties’ understanding related to US Gold’s acquisition of an exploration lease for the Property, coupled with an exclusive option to purchase an interest in Select’s possessory interest in the Property and its incidents of ownership under Alaska law (the “Option”).  Upon US Gold’s exercise of the Option, the parties will agree to enter into a joint venture (the “Joint Venture”) as more specifically described below.  US Gold shall also have the right to lease for nominal consideration approximately four-point-two (4.2) acres of land and the structures thereon, as described below.

The Definitive Agreement will memorialize the fully integrated, definitive agreement of the parties.  Prior to the preparation and negotiation of the Definitive Agreement, Select and US Gold desire to execute this Letter of Intent to memorialize their understanding of the general terms and provisions to be contained therein.  In addition to the general terms and provisions in this Letter of Intent, the Definitive Agreement may contain other terms and provisions customary or usual in similar lease option purchase agreements; however Select and US Gold agree that this Letter of Intent reflects their mutual understanding of the agreement and their respective desires to be fully bound by the terms and conditions set forth herein, as more specifically set forth below.

US Gold and Select agree that neither party shall make any announcement, press release or public statement relating in any manner to this Letter of Intent, or subsequent Definitive Agreement, without first furnishing the proposed text thereof to the other party and obtaining the other party’s prior approval in writing, at least two business days prior to the proposed date of such disclosure, for which approval shall not be unreasonably withheld or delayed. Whenever practicable and appropriate, the parties hereby agree that any announcements, press release or public statement relating the exploration results shall be issued simultaneously by the parties.

I.   The Property:

A.  Select Real Property. The Select Real Property is described as follows:

The Property, commonly referred to as the “Richardson project,” consists of 636 State of Alaska mining claims covering 28,190 acres of land (Exhibit 1).  The Property is located in the Richardson Mining district, about 115 kilometers southeast of Fairbanks, Alaska (Figure 1). The geographic center of the Richardson project lies at approximately 64.38o North Latitude and -146.39o West Longitude. The claim group is situated within Townships 6 and 7 South, Ranges 6, 7 and 8 East, Fairbanks Meridian, in the Big Delta B5 and B6 quadrangles. The Trans-Alaska pipeline corridor, measuring one mile in total width, bounds the project on the north. The pipeline corridor was closed to mineral entry by Mineral Closing Order 67 in 1980. In addition, a slightly different closing order, Mineral Closing Order 529 was imposed more recently and encompasses the right of way for possible natural gas line construction.

B.   Select Private Property.  The Select Private Property is described as follows:

A portion of Section 22, Township 7 South, Range 7 East, Fairbanks Meridian, described as follows:

From Corner No. One(1), U.S. survey No. 1459 Alaska, proceed North 21° 34’ East 236.76 feet; thence North 25° 43’ West 372.61 feet to a point which is the POINT OF  BEGINNING; Thence North 52° 14’ West along the North right of way of Richardson Highway, a distance of 321.68 feet; thence North 25° 36’ West along the North right of way limit of Richardson Highway, 155.98 feet; thence North 37° 46’ East 426.0 feet; thence South 52° 14’ East 460.70 feet; thence South 37° 43’ West 496.0 feet to the POINT OF BEGINNING;

Except that portion taken by the State of Alaska for State Highway Project No. F-062-4(11) by Declaration of Taking recorded May 22,1974 in Book 44, Page 94, Fairbanks Recording District, Fourth Judicial District, State of Alaska.

II.   Negotiation of the Definitive Agreement and Due Diligence:

A.  Negotiation.  The Parties agree to negotiate in good faith to complete the Definitive Agreement, and the implied covenant of good faith and fair dealing will apply to this Letter of Intent.  Notwithstanding anything contained in this Letter of Intent to the contrary, all provisions of this Letter of Intent will terminate and will be of no further force or effect if the parties do not either (i) mutually execute and deliver the Definitive Agreement on or before July 1, 2011, or (ii) agree in writing to extend said date prior thereto.

B.  Right of Entry and Due Diligence.  During the pendency of negotiations, Select agrees to grant US Gold a right of entry to the Property and the Select Private Property to conduct inspections, including environmental inspections, of the Property, and agrees to cooperate in responding to requests for information including but not limited to matters of title to the Property and the financial condition of Select.

C.  Form of Definitive Agreement.  The Definitive Agreement shall be in the form of an exploration lease with option to purchase and to enter into a joint venture agreement.  The Definitive Agreement will include as an attachment a form of deed from Select to US Gold conveying an undivided 60% interest in the Property.

D.  Memorandum of Agreement.  The Parties agree to prepare and record a Memorandum of Agreement (the “Memorandum”) of the Definitive Agreement.

III. The Exploration Lease and Option:

A.  The Lease Interest.  Pursuant to the terms set forth below, Select agrees to lease to US Gold the exclusive possession of the Property for the purpose of mineral exploration, subject to Select’s right of entry, and subject to the limitations of Alaska law, and further provided that US Gold shall not have the right to extract minerals from the Property except as an incident of exploration activities.

B.  Lease Consideration.  For and in Consideration for the Lease and Purchase Option, US Gold agrees to make cash payment and undertake work commitments as follows:

1.   Cash Payments. US Gold shall make the following cash payments (“Option Payments”) to Select:

a.   Upon the signing of the Definitive Agreement, payment in the amount of U.S. TWO HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$200,000.00);

b.   Payment in the amount of U.S. ONE HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$100,000.00) one (1) year from the execution of the Definitive Agreement;

c.   Payment in the amount of U.S. ONE HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$100,000.00) two (2) years from the execution of the Definitive Agreement; and

d.   Payment in the amount of U.S. ONE HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$100,000.00) three (3) years from the execution of the Definitive Agreement;

2.   Work Commitments. Upon execution of the Definitive Agreement, US Gold shall perform the following work commitments (the “Work Commitments”), totaling U.S. FIVE MILLION DOLLARS AND 00/100 CENTS (USD$5,000,000), to be completed on the schedule set forth below:

a.  During the period commencing July 15, 2011, and ending July 14, 2012, (“Year 1”): US Gold to spend U.S. ONE MILLION DOLLARS AND 00/100 CENTS (USD$1,000,000) in expenditures (preparation and field work), including US Gold’s best efforts to complete 5,000 feet of core drilling, contingent upon the receipt of environmental permits, and the procurement of a suitable drilling rig and crew, and other considerations at US Gold’s sole discretion,

b.  During the period commencing July 15, 2012, and ending July 14, 2013, (“Year 2”): US Gold to spend U.S. ONE MILLION TWO HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$1,200,000) in expenditures, and completion of a cumulative 15,000 feet of core drilling;

c.  During the period commencing July 15, 2013, and ending July 14, 2014, (“Year 3”): US Gold to spend U.S. ONE MILLION FOUR HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$1,400,000) in expenditures, and completion of a cumulative 25,000 feet of core drilling; and

d.  During the period commencing July 15, 2014, and ending July 14, 2015, (“Year 4”): US Gold to spend U.S. ONE MILLION FOUR HUNDRED THOUSAND DOLLARS AND 00/100 CENTS (USD$1,4000,000) in expenditures, and completion of a cumulative 30,000 feet of core drilling.

3.   Expenditures Credited to Work Commitments.  The Definitive Agreement will set forth in detail expenditures that will be permitted to be credited against the Work Commitments.

4.   Delays and Acceleration of Work Commitments.  The Definitive Agreement will include a Force Majeure provision allowing for the tolling of the Work Commitments during periods of Force Majeure.  US Gold shall have the right to accelerate payment of the Option Payments and complete the Work Commitments on the Property prior to the end of Year 4.  Expenditures in excess of the annual Work Commitments may be carried over to reduce the following year’s Work Commitments.  Option Payments shall not be credited against Work Commitments expenditures.

C.     Term, termination.   Unless otherwise terminated or extended, the term (“Term”) of the Definitive Agreement shall commence upon the execution of the Definitive Agreement and shall terminate at midnight on July 15, 2015 (the “Expiration Date”).  US Gold shall have the right to terminate the Definitive Agreement at any time after making the payments set forth in Subparagraph (B)(1)(a) and (b), and performing the Work Commitments described in Subparagraph (B)(2)(a) and (b).  Select shall have the right to terminate upon  breaches by US Gold in making monetary payments, failing to perform the Work Commitments, or material breaches of required regulatory permits or approvals.  The Definitive Agreement will set forth cure periods and cure rights and define additional default conditions allowing termination by either party, including breaches of representations and warranties and insolvency.

D.     Permits, Compliance with Laws.  US Gold shall comply with all applicable laws and shall be responsible for obtaining and maintaining all necessary permits, paying all fees required to keep the Property in good standing, including but not limited to all fees related to land ownership and lease holdings, including but not limited to State of Alaska claims, annual  rental to the State of Alaska, performance and recording of annual labor as required by the State of Alaska, advanced royalty payments, and lease payments.  US Gold shall pay all taxes levied or assessed against the Property, and any improvements placed by US Gold thereon.

E.     Environmental and Reclamation Obligations; Indemnities.  Select shall indemnify and hold harmless US Gold from claims and liabilities arising from pre-existing environmental conditions and reclamation obligations on the Property.  US Gold will be responsible for reclamation obligations and environmental conditions attributable to the actions of US Gold on the Property, and will indemnify and hold harmless Select from claims and liabilities arising from such obligations and conditions.  The agreement will specify a level of insurance to be carried by US Gold.

F.     Title.  Select Resources does not warrant title to the Property, express or implied. US Gold accepts the Property “as is” and may conduct its own due diligence at its sole cost and expense to verify that Select owns the properties and the claims are in good standing as described in Exhibit 1.  US Gold shall have a right to defend title upon Select’s failure to do so, and shall have the right to deduct the reasonable costs of such defense from the Option Payments.

G.     Included Interest Provision. US Gold and Select shall identify an area of mutual interest surrounding the Property and additional properties acquired by Select shall be added to the lease or Joint Venture.  This area of interest provision shall apply to any contiguous claims acquired by US Gold or Select where any geographic point on a new claim is within five (5) kilometers of any geographic point on the Property.

H.     Exploration Data: Ownership, Confidentiality, Releases of Information. Subject to customary confidentiality provision, the Parties will share data as follows: Select will provide access to all existing data, consultants’ reports, historic records, maps, and related documents in connection with the Property. All exploration data and exploration results generated by the work program will be provided to Select for use in public news releases.  US Gold will have the right to review and approve any public disclosure of exploration results proposed by Select.  In the event the Definitive Agreement is terminated prior to exercise of the Option, all exploration data and core developed by US Gold will become the property of Select.

I.     Inspection Rights.  Select shall have the right to enter the Property at reasonable times to inspect the property.  Select shall indemnify and hold harmless US Gold from any claims arising from injury to Select representatives while on the property, except as caused by gross negligence or willful misconduct of US Gold.  Select shall have right to inspect book and records of US Gold pertaining to its operations on the Property.

J.     Lease of Select Private Property. US Gold will have the right to lease the Select Private Property for U.S. ONE DOLLAR AND 00/100 CENTS (USD$1.00) per annum as long as the Option and JV Agreement are in effect.

K.     Assignment. Both US Gold and Select shall have the right to transfer the Option and JV Agreement; however, neither Select Resources nor US Gold may assign any interest in the Option and JV Agreement, in whole or in part, to a third party without the express written consent of the other party, such consent shall not be unreasonably withheld or delayed.  No party shall encumber the property as collateral for a loan or mortgage without the express written consent of the other Party such consent not to be unreasonably withheld or delayed.

L.     Rights of First Offer, First Refusal:  In the event either Party desires to sell its interest in the Option or Joint Venture, it shall first offer such interest to the other Party (the “Offer”).  The Definitive Agreement will provide a fixed period during which the offeree must accept or reject the Offer.  In the event of rejection of the Offer, the offering party will be free to offer the interest to a third party on terms materially the same as the Offer, or terms no less favorable to the offering party than the Offer.  Each party will have the right to match any formal written offer from a third party within thirty (30) days of written notification of the offer, and effectuate a transaction on the same financial terms.

M.     Governing Law.  The Definitive Agreement shall be governed by and interpreted in accordance with the laws of Alaska, without regard to the principles of conflicts of law that would refer the matter to the laws of another jurisdiction.

N.     Dispute Resolution.  In the event of any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity, or termination, which cannot be amicably resolved by the parties, the Parties shall endeavor to settle the dispute by an alternate dispute resolution process, which may include mediation or arbitration.    A dispute shall be deemed to have arisen when either party notifies the other party in writing to that effect. Each Party shall share equally in the costs of any mediation or arbitration, and each Party shall pay its own costs and attorney fees irrespective of which Party prevails in the mediation or arbitration. This provision is not intended to deprive the Parties of the right to seek judicial resolution of any dispute.

O.     Audit.  After completion of US Gold’s annual Work Commitments, Select shall have the right, by providing US Gold thirty (30) days’ written notice, to conduct an audit of US Gold’s costs attributable to it operations.  Such audit shall be completed by certified public accountants chosen by Select.  Such audit provision shall be described in greater detail in the Definitive Agreement.

IV.                 Exercise of Purchase Option and Joint Venture Agreement:

A.     Manner of Exercise.  At any time after US Gold fulfills its Option Payment and Work Commitments obligations set forth herein, US Gold may exercise its Option by delivering written notice of its intent to Select by the Expiration Date.

B.     Conveyance of 60% interest in Property.  Select will execute and record the conveyance to US Gold of a 60% interest in the Property, immediately upon receipt of notice of US Gold’s exercise of the Option, provided that US Gold is in compliance will all other terms of the Exploration Lease and Option.  No additional consideration will be due from US Gold upon election of its right to exercise the Option and purchase of this interest in the Property.

C.     Formation of Joint Venture.  No later than 60 days following receipt of notice of US Gold’s exercise of the Option, the Parties shall complete negotiation of a joint venture agreement based upon Form 5A-LLC published by the Rocky Mountain Mineral Law Foundation or generally equivalent form and shall enter into the Joint Venture. At the commencement of the Joint Venture, US Gold shall have a Participating Interest of 60%, and Select shall have a Participating Interest of 40%.  The lease agreement shall remain in effect for the remaining 40% of the Property until such time as the Joint Venture agreement is executed..This Letter of Intent above describing the intent of the parties with respect to the purpose and effect of this Letter of Intent is intended to be binding upon the parties, subject to the parties’ understanding and acknowledgement that they will negotiate and execute a Definitive Agreement.

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Please execute the enclosed copy of this Letter of Intent at the Acknowledgement below to memorialize your understanding of the foregoing terms and provisions.  If we do not receive your executed Acknowledgement before June 1st, 2011, this Letter of Intent will be null and void and of no further force or effect.  Upon the timely receipt of your executed Acknowledgment, we will instruct our legal counsel to prepare an initial draft of the Definitive Agreement for consideration and negotiation by the parties.

Sincerely,

US Gold Corporation

By: /s/ Stefan Spears

Its: Vice President, Projects

Acknowledged:

The undersigned acknowledges the
terms and provisions of this Letter of Intent set
forth above and agrees to be bound
by the provisions herein.

Select Resources Corporation, Inc.

By: /s/ Maston N. Cunningham

Its: President & CEO

Date: May 31, 2011